Exhibit 99.1

AVEO Oncology Reports Third Quarter 2015 Financial Results and

Provides Business Update

CAMBRIDGE, Mass. – November 9, 2015 – AVEO Oncology (NASDAQ:AVEO) today reported financial results for the third quarter ended September 30, 2015 and provided a business update.

“We completed partnerships for two of AVEO’s lead programs in the third quarter in addition to making progress toward our proposed plans to submit a European Marketing Authorization Application (MAA) for tivozanib in renal cancer and initiate a pivotal study in this indication in the U.S.,” said Michael Bailey, president and chief executive officer. “As we work through recently initiated discussions with the SEC, we remain focused on executing against our goals through the balance of the year, including exploring potential partnership opportunities for tivozanib in Europe, while maintaining our very lean organization.”

Prior to the submission of an MAA filing with the European Medicines Agency, the Company is seeking to complete a partnership agreement for tivozanib in Europe. If a partnership is completed, in order to provide a potential partner with the opportunity to submit the application on its own behalf, AVEO now anticipates that a submission would take place in the first quarter of 2016. Furthermore, assuming the availability of financial resources from this or other activities, the Company also now expects to initiate its Phase 3 U.S. pivotal study of tivozanib in patients with renal cancer early in the first quarter of 2016.

AVEO also announced today that the staff of the Securities and Exchange Commission and the Company recently entered into discussions for the settlement of potential claims that the Commission may bring against the Company asserting that the Company previously violated federal securities laws by omitting to disclose to investors a recommendation made to the Company by the U.S. Food and Drug Administration in May 2012. While the Company has commenced such discussions, it cannot predict their outcome, nor can it provide assurance that the Company will be able to resolve any potential claims of the Commission or that any potential settlement will not have a material adverse impact on the Company’s proposed plans or its financial position or results of operations.

Recent Highlights

•

Announced Exclusive Worldwide License Agreement for the Development and Commercialization of AV-380 and Related Antibodies. In August, AVEO announced an exclusive, worldwide license agreement with Novartis for the development and commercialization of AVEO’s first-in-class, potent, humanized inhibitory antibody targeting growth differentiation factor 15 (GDF15), AV-380, and related antibodies, including modified or derivative forms of any such antibody (the “Product”). Under terms of the agreement, AVEO has received an upfront payment of $15 million. Additionally, AVEO is eligible to receive $3.45 million in inventory reimbursement, and clinical, regulatory and sales-based milestone payments totaling $308 million, assuming successful advancement of the Product. AVEO will also be eligible to receive tiered royalties on product sales ranging from high single digits to a low double-digit. Novartis is responsible for all clinical development, manufacturing and commercialization activities and costs associated with the Product.

•	Announced Exclusive Licensing Agreement with Pharmstandard for Tivozanib in Russia, Ukraine and CIS. In August, AVEO announced that it had entered into an exclusive license agreement with a subsidiary of Pharmstandard Group for the development, manufacturing and commercialization of tivozanib in the territories of Russia, Ukraine and the Commonwealth of Independent States, for all indications excluding non-oncology ocular conditions. Under the terms of the agreement, AVEO has received $1 million in an upfront payment and Pharmstandard is obligated to pay AVEO an additional $0.5 million upon the registration of the agreement with Federal Services for Intellectual Property in Russia. AVEO is also eligible to receive up to $7.5 million in connection with the first marketing authorization of tivozanib in Russia, $3.0 million for each additional approved indication thereafter and a high single-digit royalty on net sales in the above mentioned territories. Pharmstandard will be responsible for all activities and costs associated with the further development, regulatory filings, health services and commercialization of tivozanib in the specified territories. A percentage of all upfront, milestone and royalty payments received by AVEO are due to Kyowa Hakko Kirin as a sublicensing fee.

Third Quarter 2015 Financial Highlights

•	AVEO ended Q3 2015 with $37.2 million in cash, cash equivalents and marketable securities.

•	Total collaboration revenue was approximately $15.2 million compared with $0.9 million for Q3 2014. The increase was primarily due to $15.0 million in revenue recognized in connection with the Company’s out-licensing agreement with Novartis, which was executed in August 2015.

•	Research and development (R&D) expense was $4.5 million compared with $8.5 million for Q3 2014. The decrease in R&D expense was primarily due to a reduction in personnel-related expenses following AVEO’s January 2015 strategic restructuring, the reduction of the Company’s leased facilities, as well as a decrease in external clinical trial and consulting costs associated with decreased clinical development activity and AV-380 preclinical development activity. This is offset by a $1.5 million increase in in-licensing expense associated with a milestone payment incurred upon signing the Company’s agreement with Novartis.

•	General and administrative (G&A) expense was $2.2 million compared with $5.1 million for Q3 2014. The decrease in G&A expense was primarily due to a reduction in external legal costs associated with various ongoing legal matters and a decrease in employee compensation, facilities and IT costs following the Company’s January 2015 restructuring and the reduction of its leased facilities.

•	Restructuring and lease exit expense was $0 for Q3 2015 compared with $1.4 million for Q3 2014. The expense incurred during Q3 2014 related to charges incurred following the partial termination of the Company’s 650 E. Kendall Street facility lease.

•	Net income for Q3 2015 was $7.9 million, or $0.14 per basic and diluted share compared with a net loss of $14.4 million or $0.28 per basic and diluted share for Q3 2014.

Updated Financial Guidance

AVEO believes that its cash resources would allow the Company to fund current operations through the fourth quarter of 2017. This estimate does not include payment of potential licensing milestones or the costs of conducting any contemplated clinical trials and assumes no milestone payments from the Company’s partners, additional funding from new partnership agreements, equity financings, debt financings or accelerated repayment thereof or further sales of equity under the Company’s ATM. In addition, AVEO cannot estimate the impact on its cash resources of a settlement of claims with the SEC. The timing and nature of activities contemplated for 2015 and thereafter will be conducted subject to the availability of sufficient financial resources.

About AVEO

AVEO Oncology (AVEO) is a biopharmaceutical company committed to developing targeted therapies through biomarker-driven insights to provide improvements in patient outcomes where significant unmet medical needs exist. AVEO’s proprietary Human Response Platform™ has delivered unique insights into cancer and related disease biology that AVEO is seeking to leverage in the clinical development strategy of its therapeutic candidates. For more information, please visit the company’s website at www.aveooncology.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements of AVEO within the meaning of The Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release are forward-looking statements. The words “anticipate,” “expect,” “intend,” “may,” “plan,” “could,” “should,” “seek,” or the negative of these terms or other similar expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward looking statements include among others statements about its plans to submit a European Marketing Authorization Application (MAA) for tivozanib in renal cancer and initiate a pivotal study in the U.S., explore potential partnership opportunities for tivozanib in Europe, and maintain a lean organization to maximize resources, and the expected timing of the Company’s MAA submission and initiation of a Phase 3 pivotal study of tivozanib in patients with renal cancer. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that AVEO makes due to a number of important factors, including risks relating to: AVEO’s ability to secure a partnership for tivozanib in Europe, AVEO’s ability, and the ability of any licensees, to demonstrate to applicable regulatory agencies the safety, efficacy and clinically meaningful benefit of its product candidates, including with respect to its planned MAA in Europe for tivozanib; AVEO’s ability to successfully implement its strategic plans; AVEO’s ability to successfully enroll and complete clinical trials of its product candidates; AVEO’s ability to achieve and maintain compliance with all regulatory requirements applicable to its product candidates; AVEO’s ability to obtain and maintain adequate protection for intellectual property rights relating to its product candidates and technologies; developments and expenses related to AVEO’s ongoing shareholder litigation and SEC inquiry, including the risk that the Company may be required to incur substantial costs to settle such matters; AVEO’s ability to raise the substantial additional funds required to achieve its goals; unplanned capital requirements; adverse general economic and industry conditions; competitive factors; and those risks discussed in the section titled “Risk Factors” in AVEO’s most recent Annual Report on Form 10-K, its quarterly reports on Form 10-Q and its other filings with the SEC. The forward-looking statements in this press release represent AVEO’s views as of the date of this press release. AVEO anticipates that subsequent events and developments may cause its views to change. While AVEO may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing AVEO’s views as of any date other than the date of this press release.

AVEO Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
Collaboration revenue	$15,158	$873	$15,426	$18,007

Operating expenses:
Research and development	4,466	8,485	9,002	29,552
General and administrative	2,225	5,084	8,367	15,485
Restructuring and lease exit	—	1,403	4,358	10,426

	6,691	14,972	21,727	55,463

Income (loss) from operations	8,467	(14,099)	(6,301)	(37,456)

Other income and expense:
Other (expense) income, net	(22)	98	(245)	103
Interest expense	(533)	(439)	(1,880)	(1,522)
Interest income	2	4	14	30

Other expense, net	(553)	(337)	(2,111)	(1,389)
Net income (loss)	7,914	$(14,436)	(8,412)	(38,845)

Net income (loss) per share—basic	$0.14	$(0.28)	$(0.15)	$(0.75)

Weighted average number of common shares outstanding	56,794	51,771	54,880	51,690

Net income (loss) per share—diluted	$0.14	$(0.28)	$(0.15)	$(0.75)

Weighted average number of common shares outstanding	57,016	51,771	54,880	51,690

AVEO Pharmaceuticals, Inc.

Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	September 30, 2015	December 31, 2014

Assets
Cash, cash equivalents and marketable securities	$37,239	$52,306
Accounts receivable	2,334	2,341
Prepaid expenses and other current assets	4,227	4,481
Property and equipment, net	52	11,295
Other assets	164	239

Total assets	$44,016	$70,662

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$5,743	$17,527
Total loans payable	12,477	20,652
Total deferred rent	—	10,569
Other liabilities	1,918	1,308
Stockholder’s equity	23,878	20,606

Total liabilities and stockholders’ equity	$44,016	$70,662

Company, Media and Investor Contact:

David Pitts, Argot Partners

(212) 600-1902

aveo@argotpartners.com